Exhibit 10.3

PNC Bank, National Association

350 S. Grand Ave., (2 Cal Plaza) Suite 3850

Los Angeles, CA 90071

November 8, 2019

DASAN Zhone Solutions, Inc.

7195 Oakport Street

Oakland, California 94621

Re:

(i) Revolving Credit, Term Loan, Guaranty and Security Agreement, dated as of February 27, 2019 (as it may hereafter be amended, supplemented, modified, restated and replaced from time to time, “Domestic Credit Agreement”), by and among DASAN ZHONE SOLUTIONS, INC., a Delaware corporation (“DZSI”), ZTI MERGER SUBSIDIARY III, INC., a Delaware corporation (“ZTI,” and together with DZSI and each Person joined hereto as a borrower from time to time, collectively, the “Domestic Borrowers” and each, a “Domestic Borrower”), those certain Subsidiaries of DZSI party thereto from time to time as Guarantors thereunder (collectively, the “Domestic Guarantors”), the financial institutions which are now, or which hereafter, become a party thereto as lenders (collectively, the “Domestic Lenders”), and PNC Bank, National Association (“PNC”), as agent (the “Domestic Agent”), PNC and Citibank, N.A., as Joint Lead Arrangers, and Citibank, N.A., as Documentation Agent and (ii) Export-Import Revolving Credit, Guaranty and Security Agreement, dated as of February 27, 2019 (as it may hereafter be amended, supplemented, modified, restated and replaced from time to time, “Ex-Im Subfacility Credit Agreement”, and together with the Domestic Credit Agreement, the “Credit Agreements”), among DZSI and ZTI (together with DZSI and each Person joined hereto as a borrower from time to time, collectively, the “Ex-Im Borrowers” and each, an “Ex-Im Borrower”, and together with the Domestic Borrowers, collectively, the “Borrowers” and each, a “Borrower”), those certain Subsidiaries of DZSI party thereto from time to time as Guarantors thereunder (collectively, the “Ex-Im Guarantors”, and together with the Domestic Guarantors, collectively, the “Guarantors”, and together with the Borrowers, collectively, the “Loan Parties”), the financial institutions which are now, or which hereafter, become a party thereto as lenders (collectively, the “Ex-Im Lenders”, and together with the Domestic Lenders, collectively, the “Lenders”), and PNC, as agent (the “Ex-Im Agent”, and together with the Domestic Agent, collectively, the “Agents” and each, an “Agent”), PNC and Citibank, N.A., as Joint Lead Arrangers, and Citibank, N.A., as Documentation Agent.

Ladies and Gentlemen:

Reference is made to the Credit Agreements described above.  Capitalized terms used but not otherwise defined herein shall have the respective meanings given thereto in the respective Credit Agreements; provided that, for the avoidance of doubt, except as otherwise expressly provided herein, any capitalized term used herein and not otherwise defined herein that is a defined term under both Credit Agreements having an identical definition in each Credit Agreement shall have the meanings given to such term in the Credit Agreements and any capitalized term used herein and not otherwise defined herein that is a defined term under only one Credit Agreement shall have the meaning given to such term in such Credit Agreement.

A certain Event of Default has occurred and is continuing under the Credit Agreements by reason of Loan Parties’ failure to comply with Section 6.5(b) [Leverage Ratio] of the Credit Agreements with respect to the maintenance of the required maximum Leverage Ratio during the period beginning on July 1, 2019 and ending on September 30, 2019 (such Event of Default, including any Event of Default arising under Section 9.5 of the Credit Agreements due to failure to give notice of any such Event of Default or any breaches of any representations or warranties relating to the occurrence or existence of such Event of Default, collectively, the “Known Existing Event of Default”).

The Loan Parties have requested, and Agent and Lenders have agreed, to waive the Known Existing Event of Default as more fully set forth herein, which Agent and Lenders are willing to do on the terms and conditions set forth herein.

Therefore, in exchange for good and sufficient consideration, the receipt and sufficiency of which by each party hereto is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

A.Agent and the Lenders hereby waive the Known Existing Event of Default; provided, however, nothing herein shall be deemed a waiver with respect to any other existing or future failure of any Loan Party to comply fully with any provision of the Credit Agreements.  This waiver shall be effective only for the specific default comprising the Known Existing Event of Default, and in no event shall this waiver be deemed to be a waiver of enforcement of any of Agent’s or any Lender’s rights with respect to any other Defaults or Events of Default now existing or hereafter arising.  Nothing contained in this letter agreement nor any communications between any Loan Party and Agent or any Lender shall be a waiver of any rights or remedies Agent or any Lender has or may have against any Loan Party, except as specifically provided herein.  Except as specifically provided herein, each of Agent and each Lender hereby reserves and preserves all of its rights and remedies against the Loan Parties under the Credit Agreements and the Other Documents.  The waiver of the Known Existing Event of Default provided for herein is made by the Lenders as a one time accommodation to the Loan Parties, and does not and shall not be deemed to constitute any course of conduct or dealing creating any binding obligation or duty on the part of any Lender to grant any waiver of or consent to any other existing or future failure of any Loan Party to comply fully with any provision of the Credit Agreements, whether or not of a similar nature to the Known Existing Event of Default;

B.As a condition to the effectiveness of this letter agreement, Loan Parties shall make a voluntary prepayment of the Term Loan in the amount of $10,000,000 pursuant to Section 2.20 of the Domestic Credit Agreement; and

C.As a condition to the effectiveness of this letter agreement, as consideration for the agreements of Lenders as set forth herein, Loan Parties shall pay to Agent, for the ratable benefit of the Lenders, an amendment fee in the amount of $150,000.00 (the “Amendment Fee”), which the Amendment Fee shall be fully earned and non-refundable, and due and payable in full, on the date hereof.

Each Loan Party hereby absolutely and unconditionally releases and forever discharges Agent and each Lender, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing (each a “Released Party”), from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, in connection with this letter agreement, the Credit Agreements or the Other Documents, which any Loan Party has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this letter agreement, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of each Loan Party in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified, and in furtherance of this intention it waives and relinquishes all rights and benefits under any applicable law that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him might have materially affected his settlement with the debtor.  Each Loan Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agree that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts.  Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Loan Party pursuant to the above release.  If any Loan Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, such Loan Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

This letter agreement shall be effective upon execution and delivery hereof by all parties, and shall be binding upon and inure to the benefit of Loan Parties, the Agents, each Lender, all future holders of the Obligations, and their respective successors and assigns, except that no Loan Party may assign or transfer any of its rights or obligations under this letter agreement without the prior written consent of the applicable Agent and each Lender party to such Credit Agreement.  This letter agreement may not be amended or waived except by an instrument in writing signed by the parties hereto.  This letter agreement and all matters relating hereto or arising herefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York.  This letter agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter agreement by facsimile transmission or other similar method of electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof.  The provisions of Sections 12.1, 12.2, 12.3, and 16.1 of the Domestic Credit Agreement are hereby incorporated by reference.  This letter agreement, together with the Credit Agreements and Other Documents (each as in effect on the date hereof as amended or modified hereby) represent and embody the entire agreement of the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements, commitments, arrangements, negotiations or understandings, whether written or oral, of the parties with respect the subject matter hereof and thereof.  Except as expressly set forth herein, all of the terms and conditions of each Credit Agreement and the Other Documents relating to each of them are hereby ratified and confirmed and continue unchanged and in full force and effect.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this letter agreement as of the day and year first above written.  If the terms and provisions of this agreement are acceptable to Loan Parties, please so indicate by executing this letter agreement below.

PNC BANK, NATIONAL ASSOCIATION,
As Domestic Agent, Ex-Im Agent, Domestic
Lender, and Ex-Im Lender

By:	/s/ STEVE ROBERTS
Name:	Steve Roberts
Title:	Senior Vice President

CITIBANK, N.A.
as Domestic Lender and Ex-Im Lender

By:	/s/ CHRISTOPHER L. SNIDER
Name:	Christopher L. Snider
Title:	Senior Vice President

Accepted and Agreed to:

DASAN ZHONE SOLUTIONS, INC.,
as Borrowing Agent under the Domestic
Credit Agreement and Borrowing Agent
under the Ex-Im Subfacility Credit Agreement,
on behalf of all Loan Parties

By:	/s/ IL YUNG KIM
Name:	Il Yung Kim
Title:	Chief Executive Officer